Exhibit 8

DLA Piper LLP (US) IDS Center 80 South Eighth Street Suite 2800 Minneapolis, Minnesota 55402-2103 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

February 23, 2017

Board of Directors
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Re:    Tax Opinion for REIT Status of Highwoods Properties, Inc.

Ladies and Gentlemen:
We have acted as special tax counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), and Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with the offer and sale of $300,000,000 aggregate principal amount of the Operating Partnership’s 3.875% Notes due 2027, pursuant to a registration statement on Form S-3 (No. 333-215936-01) (the “Registration Statement”), filed on February 7, 2017, with respect to the offer and sale from time to time by the Company and the Operating Partnership as applicable, of shares of common stock, par value $0.01 per share, of the Company, shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), depositary shares representing Preferred Stock, debt securities of the Operating Partnership (the “Debt Securities”), and guarantees by the Company of the Debt Securities, and a preliminary prospectus supplement dated February 13, 2017 and a final prospectus supplement dated February 13, 2017 (together, the “Prospectus Supplement”). This opinion regarding certain U.S. federal income tax matters is delivered pursuant to Section 4(d) of the Underwriting Agreement, dated February 13, 2017, by and among the Company, the Operating Partnership, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule II to the Underwriting Agreement.
In connection with the Offering, you have requested our opinion regarding whether (a) the Company qualified to be taxed as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable years ended December 31, 2006 through December 31, 2016; (b) the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2017 and thereafter; and (c) the descriptions of the law and the legal conclusions contained in the Prospectus (defined below) under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.

Board of Directors
Highwoods Properties, Inc.
February 23, 2017

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):
1.    the Company’s Amended and Restated Charter, dated as of May 16, 2008, as amended (the “Charter”);
2.    the Second Restated Agreement of Limited Partnership of the Operating Partnership, dated January 1, 2000, as amended (the “Partnership Agreement”);
3.    the Company’s taxable REIT subsidiary election with respect to Highwood Services, Inc.;
4.    the Registration Statement, the prospectus filed as a part of the Registration Statement (the “Prospectus”) and the Prospectus Supplement; and
5.    such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company, the Operating Partnership, and their respective subsidiaries.
For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware.
No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in Officer’s Certificate, or the Reviewed Documents in a material way.
In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. We have also assumed, with your consent, that the Company qualified to be taxed as a REIT under the Code for its taxable years prior to its taxable year ended December 31, 2006.

Board of Directors
Highwoods Properties, Inc.
February 23, 2017

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.
In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)
The Company, the Operating Partnership and their respective subsidiaries will each be operated in the manner described in the Charter, the Bylaws, the Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	The Company is a duly formed corporation under the laws of the State of Maryland; and

(iii)	The Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of North Carolina.
It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.
Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2006 through December 31, 2016, and the Company’s

Board of Directors
Highwoods Properties, Inc.
February 23, 2017

organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2017 and thereafter; and
(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.
The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or its Operating Partnership, or to any investment therein.
For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the Prospectus under the heading “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the heading “Additional Material Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.
This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity.
This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act of 1933, as amended. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to DLA Piper LLP (US) under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

/s/ DLA PIPER LLP (US)